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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. __)*



                   International Manufacturing Services, Inc.
                   ------------------------------------------
                               (Name of Issuer)


                              Class A Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)



                                  45985A 10 1
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745(2-95)
                               Page 1 of 5 pages

CUSIP No. 45985A 10 1                 13G                    Page 2 of 5 Pages
          ----------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Maxtor Corporation     I.R.S. Identification No. 77-0123732
          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          N/A
          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,985,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,985,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,985,000
          ---------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                       [  ]

          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          16.3%
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

ITEM 1
      (a)  Name of Issuer
           International Manufacturing Services, Inc.

      (b)  Address of Issuer's Principal Executive Offices
           2071 Concourse Drive
           San Jose, California 95131

ITEM 2
      (a)  Name of Person Filing
           Maxtor Corporation

      (b) Address of Principal Business Office or, if none, Residence 510 Cottonwood Drive
           Milpitas, California 95035

      (c)  Citizenship
           Place of Organization:   Delaware

      (d)  Title of Class of Securities
           Class A Common Stock

      (e)  CUSIP Number
           577729106

ITEM 3
      If this statement is filed pursuant to Rule 13d-2(b), check whether the person filing is a:
      (a)  [  ]  Broker or Dealer registered under Section 15 of the Act
      (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act
      (c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the act
      (d)  [  ]  Investment Company registered under Section 8 of the Investment
                 Company Act
      (e)  [  ]  Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940
      (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F)
      (g)  [  ]  Parent Holding Company, in accordance with Section
                 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


                               Page 3 of 5 pages

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:
            2,985,000

      (b)   Percent of Class:
            16.3%

      (c)   Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:
                2,985,000

           (ii)  shared power to vote or to direct the vote:
                 0

           (iii)  sole power to dispose or to direct the disposition of:
                  2,985,000

           (iv)  shared power to dispose or to direct the disposition of:
                 0


ITEM 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. Ownership of more than Five Percent on Behalf of Another Person.

N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A


ITEM 8. Identification and Classification of Members of the Group

N/A


ITEM 9. Notice of Dissolution of Group

N/A

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      February 13, 1998
                      ------------------------------------
                                      Date

                      /s/ Paul Tufano
                      ------------------------------------
                                   Signature

                      Paul Tufano, Chief Financial Officer
                      ------------------------------------
                                   Name/Title


                               Page 5 of 5 pages